Exhibit 10.1

May 18, 2020

Personal and Confidential

Angel Pond Capital LLC

950 Third Avenue, 25th Floor

New York, NY 10022

THIS AGREEMENT (the “Agreement”) is entered into as of May 18, 2020 between Bellerophon Therapeutics, Inc. (the “Company”) and Angel Pond Capital LLC (“Advisor”). The Company and Advisor shall collectively be referred to as the “Parties” and each a “Party.”

RECITALS

A.	The Company engages in the research, development and manufacture of innovative therapies at the intersection of drugs and devices for cardiopulmonary diseases.

B.	Advisor has extensive trading, investment, and capital market experience.

NOW THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       Advisory Services.

Advisor agrees to provide strategic advice to the Company with respect to the Company’s optimal capital structure and capital raising.

In performing these services, Advisor will have no authority to bind the Company in any way and will make no representations relating to the Company that are not expressly authorized by this Agreement or consented to in advance by the Company in writing. Without limiting the generality of the foregoing, Advisor is not authorized to negotiate or enter into any agreement or undertaking on behalf of the Company with any person or organization. For all purposes here under, Advisor shall act solely as an independent party, and nothing herein shall at any time be construed to create the relationship of partnership, principal and agent, employment or joint venture as between the Company and Advisor or any of its employees.

2.       Representations and Warranties of the Company.

The Company represents, warrants and agrees that as of the date hereof:

(a)	It is in good standing under the laws of each jurisdiction which requires such qualification.

(b)	This Agreement has been validly executed and is the legal, valid and binding agreement of the Company.

3.       Representations and Warranties of Advisor.

Advisor represents, warrants and agrees that as of the date hereof, and as of any date that the Advisor receives fees:

(a)       Advisor has the full right and authority to enter into this Agreement, that Advisor has no agreement, duty, commitment or responsibility or obligation of any kind or nature whatsoever with any corporation, partnership, firm, company, joint venture or other person or entity which would conflict in any manner whatsoever or which could interfere with Advisor’s performance of the Services under this Agreement. Advisor has disclosed any material information to the Company regarding its investments, professional affairs or any legal or regulatory matter of which it is aware that, if publicly disclosed hereafter, would adversely reflect on the business, reputation or goodwill of the Company.

(b)       Advisor and its agents or representatives have obtained all governmental, regulatory and local licenses and approvals and will effect all filings and registrations with governmental, regulatory and self-regulatory bodies and agencies required in connection with the services it provides and fees it is entitled to receive under this Agreement.

(c)       There is no pending or threatened action, suit or proceeding before or by any court or other governmental body to which Advisor, or to which any of the assets of Advisor is subject, that might reasonably be expected to adversely affect Advisor’s ability to perform under this Agreement. Advisor shall immediately notify the Company of the nature and amount of any claim, investigation, inquiry or proceeding which might reasonably be expected to adversely affect Advisor’s ability to perform under this Agreement.

(d)       Advisor (i) is not subject to any order of the SEC under Section 203(f) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), (ii) has not been convicted within the past ten years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, (iii) has not been found by the SEC to have engaged, or been convicted of engaging in, any of the conduct described in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act, and (iv) is not subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act or subject to any other statutory or regulatory bar, disability or prohibition which would prevent it from engaging in the solicitation or introduction of potential customers or strategic partners as described in this Agreement.

(e)       Neither Advisor nor any of its officers, directors, employees, affiliates, agents or any person connected with it as specified in paragraph (d)(1) of Rule 506 under the Securities Act (such persons referred to as “Covered Persons”) has been the subject of any event described in paragraph (d)(1)(i)-(viii) of Rule 506 (“Disqualifying Event”). Advisor covenants that it will notify the Company within five (5) business days in the event any such action or prosecution relating to a Disqualifying Event is initiated during the term of this Agreement. This Agreement may be immediately terminated with the occurrence of a Disqualifying Event, and compensation shall be suspended pending remedy or waiver of the Disqualifying Event.

(f)       Advisor is not (i) currently the subject of any sanction administered or enforced by the United States Department of the Treasury, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (“Sanction”); (ii) located or resides in any country or territory to the extent that such country or territory itself is the subject of any Sanction (“Designated Jurisdiction”), or (iii) or has not been (within the previous five (5) years) engaged in any transaction with any person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No fees, nor the proceeds from any fees, has been or will be used, directly or indirectly, to lend, contribute or provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any person of Sanctions.

(g)       Advisor will not directly or indirectly use any funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; nor directly or indirectly make any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee, or an employee of a private enterprise or organization. Advisor is not, nor is any of its agents or representatives, aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(h)       Advisor will not negotiate with any potential customer, strategic partner or other party, nor will Advisor represent the Company in negotiations with any potential customer, strategic partner or other party.

(i)       Advisor understands and agrees that this is a non-exclusive engagement and Advisor is free to pursue other opportunities and to accept other advising assignments during the term of this Agreement, subject to Advisor’s continuing obligations to the Company hereunder. Advisor agrees, however, that it shall not enter into any agreements, engagements, assignments, contracts or other arrangements that conflict with this Agreement or the timely performance of the services hereunder. Advisor also agrees that during the term of this Agreement, Advisor shall not enter into any engagement that would be competitive to the Company.

(j)       Advisor will not engage in any solicitation activities with respect to the Company.

4.       Fees.

For the services of Advisor, the Company shall pay Advisor a fixed fee of $900,000, due within 10 business days from the date of signing this Agreement.

5.       Indemnification.

(a)       The Company agrees to indemnify and hold harmless Advisor, its affiliates, and each of their respective employees, directors, owners, officers, successors and representatives, against any and all loss pursuant to any misrepresentation in this Agreement or arising out of the Company’s conduct pursuant to or under this Agreement if such conduct constitutes fraud, willful misconduct, gross negligence or violation of applicable law.

(b)       Advisor agrees to indemnify and hold harmless the Company, each of their affiliates, and their respective employees, directors, owners, officers, successors and representatives, against any and all loss pursuant to any misrepresentation in this Agreement or arising out of Advisor’s conduct pursuant to or under this Agreement if such conduct constitutes fraud, willful misconduct, gross negligence or violation of applicable law.

6.       Confidentiality.

(a)       The Parties hereto shall keep the terms and conditions of this Agreement confidential, subject to applicable disclosure requirements under the securities and other laws or regulations. In addition, each Party may disclose the terms of this Agreement to (a) its attorneys and accountants, (b) government officials upon lawful demand and (c) persons authorized to examine this document pursuant to a legal process or judicial order; provided, however, that the Parties shall have no obligation to maintain the confidentiality of information made public by an independent third party.

(b)       While Advisor is engaged by the Company, Advisor may have access to information that is confidential and proprietary to the Company and its respective affiliates. Except in the performance of Advisor’s obligations under this Agreement, or with the prior written consent of the Company, Advisor agrees that neither Advisor, nor Advisor’s agents or representatives will at any time, during the term of this Agreement or thereafter, disclose to any person or use for its benefit or the benefit of others, any such information obtained by the Advisor. Advisor covenants and agrees to deliver promptly to the Company on termination or completion of Advisor’s engagement hereunder, or at any time the Company may so request, all research, research materials, memoranda, notes, records, reports, manuals, electronic records or other documents (and all copies thereof including any form of physical or electronic preservation of records) relating to the services performed hereunder, the business of the Company or any of its affiliates (including any confidential information), and any and all property associated therewith.

7.       Notices.

All notices or notifications required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally or by email on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the Party entitled to notice shall designate):

THE ADVISOR:	THE COMPANY :
Angel Pond Capital LLC	Bellerophon Therapeutics, Inc.
950 Third Avenue, 25th Floor	184 Liberty Corner Road, Suite 302
New York, NY 10022	Warren, NJ 07059
E-Mail: ted.wang@angelpondcapital.com	E-Mail: assaf.korner@bellerophon.com

Wire account info as follows:

Bank: [***]

ABA Routing #: [***]

Account Name: [***]

Account #: [***]

Client Account Name: [***]

Client Account Number: [***]

8.       Governing Law; Jurisdiction.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without application of the conflicts of law provisions thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the state and federal courts sitting in the City of New York, District of Manhattan. By execution and delivery of this Agreement, each Party hereby accepts, generally and unconditionally, the jurisdiction of the aforesaid courts.

9.       Miscellaneous.

This Agreement is given for good and valuable consideration and is intended to be legally binding and represents the entire understanding of the Parties with respect to the subject matter described herein, and supersedes any and all prior negotiations, arrangements and discussions.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the Parties shall be construed and enforced accordingly.

This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Bellerophon Therapeutics, Inc.		Angel Pond Capital LLC

By:	/s/ Fabian Tenenbaum	By:	/s/ Ted Wang

Name:	Fabian Tenenbaum	Name:	Ted Wang

Title:	Chief Executive Officer	Title:	Managing Partner